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                                                                   EXHIBIT 10.11

                                                        EXECUTIVE: KEVIN P. COHN

                              BINDVIEW CORPORATION

                           CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this "AGREEMENT") is made between BindView Corporation, a Texas corporation (the "COMPANY"),1 and the "EXECUTIVE" identified above. Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the date executed by the Executive as written on the signature page ("EFFECTIVE DATE"). This Agreement modifies the Executive Employment Agreement ("EMPLOYMENT AGREEMENT") dated May 31, 2001, and the Nonqualified Stock Option Agreement ("OPTION AGREEMENT") of even date herewith, each between the Executive and the Company. The terms and conditions of this Agreement shall take precedence over any inconsistent provisions in those agreements, which otherwise remain in full force and effect in accordance with their respective terms and conditions.

1.       BACKGROUND.

1.1 The Executive currently holds (or is being hired for) a senior executive position with the Company. As a result, the Executive has (or will have) significant responsibility for the Company's management, profitability and growth. Likewise, the Executive possesses (or is expected to acquire) an intimate knowledge of the Company's business and affairs, including its policies, plans, methods, personnel, opportunities, and challenges.

1.2 The Company considers the continued employment of the Executive to be in the best interests of the Company and its shareholders. The Company desires to assure itself of the Executive's continued services on an objective and impartial basis and without distraction or conflict of interest in the event of any efforts to effect a change of ownership or control of the Company.

1.3 The Executive is willing to remain in the employ of the Company upon the understanding that it will provide him with certain income security in the event of a change in control of the Company, upon the terms and conditions provided herein.

2. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below.

2.1 ACCOUNTANTS means the independent accountants acting as auditors for the Company, or another accounting firm designated by such auditors and reasonably acceptable to the Executive.

2.2 ACQUISITION REPORT means a report filed by or on behalf of a stockholder or group of stockholders on Schedule 13D or Schedule 14D-1 or any successor schedule, form or report under the Exchange Act.

2.3 BENEFICIAL OWNER means a Person who is a beneficial owner (as defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of Voting Stock, of rights to acquire Voting Stock, or of securities convertible into Voting Stock, as applicable.


------------------------

(1) "BindView Corporation" is a registered assumed name of BindView Development Corporation.


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                                                        EXECUTIVE: KEVIN P. COHN

         If a Person owns rights to acquire Voting Stock, that Person's beneficial ownership shall be determined pursuant to paragraph (d) of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act.

2.4 A CHANGE IN CONTROL of the Company shall be deemed to have occurred if any of the following events occurs after the Effective Date:

         (a) An Acquisition Report is filed with the Commission disclosing that any Person is the Beneficial Owner of 20 percent or more of the outstanding Voting Stock. The previous sentence shall not apply if such Person is (1) the Company, one of its subsidiaries, or any employee benefit plan sponsored by either, or (2) Eric J. Pulaski.

         (b) Any Person purchases securities pursuant to a tender offer or exchange offer to acquire any Voting Stock (or any securities convertible into Voting Stock) and, immediately after consummation of that purchase, that Person is the Beneficial Owner of 20 percent or more of the outstanding Voting Stock. The previous sentence shall not apply if such Person is (1) the Company, one of its subsidiaries, or any employee benefit plan sponsored by either, or (2) Eric J. Pulaski.

         (c) The consummation of a Merger Transaction if (a) the Company is not the surviving entity or (b) as a result of the Merger Transaction, 50 percent or less of the combined voting power of the then-outstanding securities of the other party to the Merger Transaction, immediately after the Change of Control Date, are held in the aggregate by the holders of Voting Stock immediately prior to the Change of Control Date.

         (d) The consummation of a Sale Transaction if as a result of the Sale Transaction, 50 percent or less of the combined voting power of the then-outstanding securities of the other party to the Sale Transaction, immediately after the Change of Control Date, are held in the aggregate by the holders of Voting Stock immediately prior to the Change of Control Date.

         (e) The consummation of a transaction, immediately after which any Person would be the Beneficial Owner, directly or indirectly, of more than 50 percent of the outstanding Voting Stock.

         (f) The stockholders of the Company approve the dissolution of the Company.

         (g) During any period of 12 consecutive months, the individuals who at the beginning of that period constituted the Board of Directors shall cease to constitute a majority of the Board of Directors. The previous sentence will not apply if the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

2.5 CHANGE OF CONTROL DATE means the date of an event constituting a Change of Control. In the case of a Merger Transaction or a Sale Transaction constituting a Change of Control, the Change of Control Date shall be the effective date of such transaction.

2.6 COMMISSION means the Securities and Exchange Commission or any successor agency.


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                                                        EXECUTIVE: KEVIN P. COHN

2.7 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.8 GOOD REASON has the meaning set forth in the Employment Agreement, supplemented to include as an event of Good Reason (in addition to those listed in the Employment Agreement), a Change of Control which results in the Executive's position with the Company no longer being that of a chief financial officer of a publicly-owned company.

2.9      GROSS-UP PAYMENT - see Section 4.1.

2.10 IN CONNECTION WITH a Change of Control, as to an event in Schedule A of this Agreement, means that the event occurs either (a) within one year after the effective date of a Change of Control, or (b) within the 30-day period before the execution by the Company of one or more agreements to engage in one or more transactions which, in the aggregate, constitute a Change of Control.

2.11 MERGER TRANSACTION means a merger, consolidation or reorganization of the Company with or into any other person or entity.

2.12 PERSON means a person within the meaning of Section 13(d) or Section 14(d)(2) or any successor rule or regulation promulgated under the Exchange Act.

2.13 SALE TRANSACTION means a sale, lease, exchange or other transfer of all or substantially all the assets of the Company and its consolidated subsidiaries to any other person.

2.14 SCHEDULE A means Schedule A set forth at the end of this Agreement above the parties' signatures.

2.15 SECTION 280G means Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated by the Internal Revenue Service thereunder, and any successor statutory or regulatory provision.

2.16 TAX RATE means the Executive's effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to the Executive, all at the highest marginal rate of taxation in the country and state of the Executive's residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

2.17 VOTING STOCK means shares of capital stock of the Company the holders of which are entitled to vote for the election of directors, but excluding shares entitled to so vote only upon the occurrence of a contingency unless that contingency shall have occurred.

3.       ACTIONS UPON CHANGE OF CONTROL. If (i) a Change of Control occurs, and
         (ii) an event listed in Schedule A also occurs (but in no other event), then the following shall occur.

3.1 To the extent expressly provided in Schedule A, and subject to all terms and conditions of the Employment Agreement concerning Severance Benefits, the Executive shall be entitled to the following as additional Severance Benefits under the Employment Agreement:


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                                                        EXECUTIVE: KEVIN P. COHN


         (a) the vesting of any portion of the Executive's option grant under the Option Agreement that remains unvested as of the effective date of the Change of Control shall be accelerated as provided in Schedule A, as of such effective date; and

         (b) the Executive will be entitled to a Severance Period as provided in Schedule A in lieu of any other Severance Period under the Employment Agreement.

3.2 The Executive will not be entitled to any other compensation or benefits as a result of, relating to, or in connection with a Change of Control unless expressly provided in a written agreement executed by the Executive and by an authorized officer of the Company.

4. EXCESS PARACHUTE PAYMENTS. It is the intention of the parties that Severance Benefits, if any, shall not constitute "excess parachute payments" within the meaning of Section 280G. Accordingly:

4.1 If the Accountants determine that any portion(s) of the Severance Benefits constitute "excess parachute payments" for which an excise tax must be paid under the Internal Revenue Code of 1986, as amended, then the Company shall pay the Executive an additional amount ("Gross-Up Payment") so that the net amount retained by the Executive, after deduction of any excise tax based on such excess parachute payments and of all income taxes, Social Security taxes, and Medicaid taxes of any kind on the Gross-Up Payment, equals the amount that the Executive would have received had no excise tax been imposed.

4.2 The Gross-Up Payment shall be paid no later than the earlier of (a) the date such excise tax is withheld from payments made to the Executive, or (b) the date such excise tax becomes due and payable by the Executive.

4.3 For purposes of making any determination required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and/or other applicable law. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make such determination. The Company shall bear all fees and costs the Accountants may reasonably charge in connection with any such determination.

4.4 Any determination by the Accountants under this Section 4 shall be binding on both the Company and the Executive.

4.5 For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay taxes at the Executive's Tax Rate applicable at the time of the Gross-Up Payment.

4.6 If the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time an excess parachute payment is made, then the Executive shall repay to the Company, promptly following the date that the amount of such reduction in excise tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (without interest).


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                                                        EXECUTIVE: KEVIN P. COHN

4.7 In the event that the excise tax is determined to exceed the amount taken into account hereunder at the time an excess parachute payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), then the Gross-Up Payment will be increased by the amount of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined, and the Company will pay the amount of the increase to the Executive.

4.8 The Company shall reimburse the Executive for (a) all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, (b) any audit, litigation or other proceeding that is affected by any matter addressed in this Section and (c) an amount equal to the tax on such amounts at the Executive's Tax Rate.

5. SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6.       EFFECT OF AGREEMENT ON OTHER RIGHTS.

6.1 This Agreement shall not diminish or enhance other rights which the Executive (or his estate, survivors or heirs) may have under any other contract, employee benefit plan or policy of the Company except as expressly provided in this Agreement.

6.2 Nothing in this Agreement shall be deemed (i) to constitute an employment contract, express or implied, nor (ii) to impose any obligation on the Company or any affiliate thereof to employ the Executive at all or on any particular terms, nor (iii) to amend any other agreement between the Executive and the Company or any affiliate thereof; nor (iv) to impose any obligation on the Executive to work for the Company or any affiliate thereof, nor (v) to limit the right of the Company to terminate the Executive's employment for any reason, with or without cause, nor (vi) to limit the Executive's right to resign from employment.

7. DISPUTE RESOLUTION. Any dispute arising out of or relating to this Agreement or its validity, enforceability, or breach will be resolved in accordance with the dispute-resolution provisions of the Employment Agreement.

8. OTHER PROVISIONS. The section of the Employment Agreement entitled "Other Provisions" is hereby incorporated by reference into this Agreement.


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